ASSIGNMENT AND ASSUMPTION AGREEMENT

      AGREEMENT, made as of this 3rd day of February 1997, among Business Loan Center, Inc., with an address at 919 Third Avenue, New York, New York 10022 ("BLC Inc.") and Business Loan Center, a New York general partnership, with an address at 919 Third Avenue, New York, New York 10022 (the "Partnership").

      WHEREAS, pursuant to an agreement dated simultaneously herewith the Partnership agreed to assign all of the assets of the Partnership listed on
Schedule 1 attached hereto to BLC Inc. and BLC Inc. agreed to assume all of the liabilities of the Partnerhip listed on Schedule 2 annexed hereto.

      NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and agreements set forth hereinbelow, do hereby agree as follows:

      1. Transfer of Assets. The Partnership does hereby grant, assign and convey unto BLC Inc. all right title and interest of the Partnership in and to the assets listed on Schedule 1 annexed hereto .

      2. Assumption of Partnerhip Liabilities. BLC Inc. does hereby assume all of the liabilities of the Partnership listed on Schedule 2 annexed hereto and agrees to and does hereby hold the Partnership harmless from any claim or liability with respect thereto.

      3. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

      4. Notices. Notices required hereunder shall be in writing and given to the parties hereto at the addresses set forth above.

      5. Applicable Law. This Agreement has been made under and shall be governed by the laws of the State of New York.

      6. Amendments, Changes and Modifications. This Agreement may only be changed, amended, modified or altered by an agreement in writing signed by the parties hereto.

      7. Entire Agreement. This Agreement sets forth the entire understanding of the parities and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by either party which is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not expressly set forth herein.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly-authorized officers as of the date first above written.


                                          BUSINESS LOAN CENTER INC.


                                          By: /s/ Jennifer Napier
                                              --------------------------------
                                              Jennifer Napier   Vice President


                                          BUSINESS LOAN CENTER
                                          By: BUSINESS LOAN CENTER INC.
                                              General Partner

                                          By: /s/ Robert Tannenhauser
                                              --------------------------------
                                              Robert Tannenhauser    President


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